UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 26, 2006

Date of Report (date of Earliest Event Reported)

Teletouch Communications, Inc.

(Exact Name of Company as Specified in its Charter)

DELAWARE	001-13436	75-2556090
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

5718 Airport Freeway, Fort Worth, Texas 76117

(Address of principal executive offices and zip code)

(800) 232-3888

(Company’s telephone number, including area code)

Not applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4 – Items Related to Accountants and Financial Statements

Item 4.02	Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On July 28, 2006, Teletouch Communications, Inc. (the “Company”), announced that it will restate its interim financial statements for fiscal year 2006 second and third quarters ended November 30, 2005 and February 28, 2006. The Company’s determination to restate the results for these quarters was a result of an analysis of the fiscal year end tax and accounting consequences of the November 2005 conversion by TLL Partners, LLC of 1,000,000 shares of the Company’s Series C preferred stock into 44,000,000 shares of the Company’s common stock, which resulted in TLL Partners owning a controlling interest at approximately 89.2% of the Company.

TLL Partners, LLC (“TLLP”), is a Delaware limited liability company owned by Progressive Concepts Communications, Inc. (“PCCI”). Prior to November 2005, PCCI has filed a consolidated return with its wholly-owned subsidiaries, Progressive Concepts, Inc. (“PCI”) and State Hawk Security, Inc. (“SHS”) and TLLP. Effective November 1, 2005, the Company became a member of the PCCI tax group, as PCCI gained voting control of the Company through the Conversion. In accordance with the related IRS rules and regulations, members of an affiliated corporate group with greater than 80% voting control must be included in a consolidated tax return.

The Company accounts for its taxes under Statement of Financial Accounting Standard 109 (“SFAS 109”), which resulted in the Company’s recording a net deferred tax asset as of November 30, 2005 of approximately $142,000 which was increased to approximately $172,000 as of February 28, 2006. As a result of joining the PCCI tax group, the Company should have recorded an additional valuation allowance against its deferred tax asset in its 2nd fiscal quarter that would have the effect of reducing the net assets of the Company by $142,000 at November 30, 2005 which would also reduce the reported net assets for the following quarter ended February 28, 2006. Additionally, the Company would have recorded an additional valuation allowance of $34,000 to offset the additional deferred tax assets recorded in its 3rd quarter ended February 28, 2006. The effect of the 2nd quarter adjustment results in an increase of $142,000 to the Net Loss reported for the three and six months ended November 30, 2005 resulting in a restated Net Loss of $264,000 and $695,000 for these periods, respectively. Additionally, the $34,000 adjustment during the 3rd quarter has the result of reducing the reported Net Income of $19,000 to a Net Loss of $15,000 for the three months ended February 28, 2006 and increasing the reported Net Loss for the nine months ended February 28, 2006 to $710,000.

The Company, under the supervision of its Audit Committee and with the assistance of an independent accounting expert, inquired into the circumstances relating to the above-referenced accounting treatments. The Company has also discussed the matter with its auditors. The Company has evaluated the effect of the foregoing technical error and determined that, although non-cash related in nature, the effect of the error was material to the financial statements for the fiscal quarters ended November 30, 2005 and February 28, 2006, thereby requiring the restatements. Therefore, until the Company has restated and reissued its results for the applicable periods, investors and other users of the Company’s SEC filings should not rely on the Company’s financial statements for the fiscal quarters ended November 30, 2005 and February 28, 2006, to the extent they are affected by the accounting issues described above.

The Company intends to file its amended and restated financial statements with the SEC as soon as possible after the completion of its discussions with the SEC staff in regard to the technical accounting issues at hand. The expected effect of the aforementioned adjustments to the Company’s financial statements is shown below:

Selected Balance Sheet Amounts ($000’s)

	November 30, 2005			February 28, 2006
	As Reported	Adjustment	Restated	As Reported	Adjustment	Restated
Total Assets	$9,518	$(142)	$9,376	$9,445	$(176)	$9,269
Total Shareholders’ Equity	$2,745	$(142)	$2,603	$2,842	$(176)	$2,666

Selected Income Statement Amounts ($000’s except per share amounts)

	Three Months Ended November 30, 2005			Six Months Ended November 30, 2005
	As Reported	Adjustment	Restated	As Reported	Adjustment	Restated
Provision for income taxes	$—	$142	$142	$—	$142	$142
Net loss	$(122)	$(142)	$(264)	$(553)	$(142)	$(695)
Basic and diluted loss per share	$(0.01)	$—	$(0.01)	$(0.05)	$(0.01)	$(0.06)

	Three Months Ended February 28, 2006			Nine Months Ended February 28, 2006
	As Reported	Adjustment	Restated	As Reported	Adjustment	Restated
Provision for income taxes	$—	$34	$34	$—	$176	$176
Net income (loss)	$19	$(34)	$(15)	$(534)	$(176)	$(710)
Basic and diluted loss per share	$—	$—	$—	$(0.02)	$(0.01)	$(0.03)

Section 8 – Other Events

Item 8.01     Other Events

On July 28, 2006, the Company issued its press release announcing the foregoing restatements, a copy of which press release is attached hereto as an exhibit.

Section 9 – Financial Statements and Exhibits

Item 9.01     Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release dated July 28, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 31, 2006	By:	/s/ Thomas A. Hyde, Jr.
Name: Thomas A. Hyde, Jr.
Title: Chief Executive Officer